Exhibit 99.1

Maria Alvarez Joins Alkami Board of Directors

PLANO, Texas, November 22, 2022 – Alkami Technology, Inc. (Nasdaq: ALKT) (“Alkami”), a leading cloud-based digital banking solutions provider for banks and credit unions in the U.S., today announced Maria Alvarez will join its distinguished Board of Directors effective January 1, 2023.

Alvarez currently serves as VP, AI Platform, Cloud and AI Division at Microsoft Corporation, a technology company, and has served in senior roles at Microsoft since 2011, including as General Manager, Shared Engineering Services, AI & Research Group. Before joining Microsoft, Alvarez served as Chief Technology Officer and Product Head at Panda Security, a cybersecurity software company, and she previously held senior roles at Yahoo! Inc., Hewlett Packard Company, and Symantec Corporation. She currently serves as an independent board member of BB Imaging, a private company that offers diagnostic ultrasound services, and previously served on the board of directors of Workfront, Inc., a privately held SaaS software company. Alvarez brings to the Board expertise in product strategy, operational and technical excellence, international leadership, and digital transformation. She has extensive experience in software development in the security, search advertising and AI industries.

“I am honored to join the Board of Directors of Alkami, a company that is as innovative, successful, and future-focused in the digital banking space as Microsoft is in its core markets. I look forward to bringing to bear my expertise in the high-growth technology space to help Alkami continue building its world-class product suite,” Alvarez said.

“Alkami will benefit greatly from having someone with Maria’s skill set, experience, and eye for innovation serving on the Board of Directors. Given her expertise in cybersecurity, cloud-based software platforms and artificial intelligence, Maria is well-positioned to be a great partner for Alkami as it continues its rapid expansion,” said Brian R. Smith, Founder and Managing Director of S3 Ventures and Chairperson of Alkami's Board of Directors.

Alvarez will succeed Merline Saintil, who is stepping down from the Board of Directors effective December 31, 2022. Saintil’s expertise has helped guide Alkami’s IT strategy and cybersecurity posture over her two-year tenure.

Finally, Mike Hansen will be stepping off the Board of Directors effective December 31, 2022, as contemplated last year when he retired as Chief Executive Officer of the company. Hansen joined Alkami in 2013 as CEO and a member of the Board of Directors and, during his tenure, contributed to the development of company strategy that helped build Alkami into one of the fastest growing digital banking providers in the U.S.

About Alkami
Alkami Technology, Inc. is a leading cloud-based digital banking solutions provider for financial institutions in the United States that enables clients to grow confidently, adapt quickly and build thriving digital communities. Alkami helps clients transform through retail and business banking, digital account opening and digital loan origination, payment fraud prevention, and data analytics and engagement solutions. To learn more, visit www.alkami.com.

Media Relations Contact

Jennifer Cortez
jennifer.cortez@alkami.com

Katie Schimmel
katie@outlookmarketingsrv.com